Exhibit (k)(2)

CONFIDENTIAL

AMENDMENT 1

This amendment (the “Amendment”) between the parties signing below (the “Parties”) amends the Existing Agreement as of May 24, 2023 (the “Effective Date”):

Term	Means
“Existing Agreement”	The Services Agreement among SS&C and Fund dated September 23, 2021
“SS&C”	ALPS Fund Services, Inc. DST Asset Manager Solutions, Inc.
“Fund”	Alpha Alternative Assets Fund

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B.

IN WITNESS WHEREOF, the Parties have executed this Amendment by their duly authorized representatives.

ALPS FUND SERVICES, INC.		ALPHA ALTERNATIVE ASSETS FUND

By:	/s/ Kenneth Fullerton	By:	/s/ Christopher Shaw

Name:	Kenneth Fullerton	Name:	Christopher Shaw

Title:	Authorized Representative	Title:	Trustee

DST ASSET MANAGER SOLUTIONS, INC.

By:	/s/ Kenneth Fullerton

Name:	Kenneth Fullerton

Title:	Authorized Representative

Alpha Growth-ALPS-DST Services Agreement – Amendment 1

Schedule A to this Amendment
Amendments

As of the Effective Date, the Existing Agreement is amended as follows:

1.	All references to “September 23, 2021” are deleted in their entirety and replaced with the Effective Date of this amendment.

Schedule B to this Amendment
General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.

2.	The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.	This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.	This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.